Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
	Equity	Class A ordinary shares, par value $0.0000001 per share(2)	Rule 457(o)	–	–	$11,500,000	0.00015310	$1760.65
Fees to Be Paid	Equity	Representative’s warrants(3)	Rule 457(g)	–	–	–	–	–
	Equity	Class A ordinary shares underlying the representative’s warrants	Rule 457(o)	–	–	$138,000	0.00015310	$21.13
	Total Offering Amounts					$11,638,000		$1,781.78
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$1,781.78

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”) includes Class A ordinary shares that may be purchased by the underwriters pursuant to their option to purchase additional Class A ordinary shares to cover over-allotment, if any.

(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(3)

The Registrant will issue to the representative of the several underwriters warrants to purchase 1% of the total number of Class A ordinary shares sold in this offering (including any Class A ordinary shares sold as a result of the exercise of the underwriters’ over-allotment option) at an exercise price per warrant equals to 120% of the initial public offering price of the Class A ordinary shares sold in this offering. The representative’s warrants are exercisable during the five-year period from the commencement of sales of this offering.

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s ordinary shares underlying the representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.